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THE GALAXY FUND

SERVICING AGREEMENT


(Money Market, Government, Tax-Exempt and U.S. Treasury Funds)


Gentlemen:

    We wish to enter into this Servicing Agreement with you concerning the provision of administrative support services to your customers ("Customers") who may from time to time beneficially own shares of the Money Market, Government, Tax-Exempt and U.S. Treasury Funds designated as such Funds' Class A shares, Class B shares, Class E shares and Class F shares, respectively, offered by The Galaxy Fund (the "Trust") (hereinafter referred to as "Shares").

    The terms and conditions of this Servicing Agreement are as follows:

    Section 1. You agree to provide the following administrative support services to Customers who may from time to time beneficially own Shares: (i) processing dividend payments from us on behalf of Customers; (ii) providing information periodically to Customers showing their positions in Shares; (iii) arranging for bank wires; (iv) responding to Customer inquiries relating to the services performed by you; (v) providing subaccounting with respect to Shares beneficially owned by Customers or the information to us necessary for subaccounting; (vi) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semiannual financial statements and dividend, distribution and tax notices) to Customers; (vii) forwarding to Customers proxy statements and proxies containing any proposals regarding this Agreement or the Shareholder Services Plan related hereto;
(viii) aggregating and processing purchase, exchange and redemption requests from Customers and placing net purchase, exchange and redemption orders with our distributor or transfer agent; (ix) providing Customers with a service that invests the assets of their accounts in Shares; and (x) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

    Section 2. We recognize that you may be subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by Federally chartered and supervised banks and other banking organizations. As such, you are restricted in the activities you may undertake and for which you may be paid and, therefore, you will perform




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only those activities which are consistent with your statutory and regulatory obligations. You will act solely as an agent for, upon the order of, and for the account of, your Customers.

    Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Customers.

    Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Trust or Shares except those contained in the Trust's then current prospectuses and statement of additional information pertaining to the Shares, copies of which will be supplied to you, or in such supplemental literature or advertising as may be authorized by the Trust in writing.

    Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Trust harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder for the purchase, redemption, transfer or registration of Shares by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with the Trust or its designees concerning the performance of your responsibilities under this Agreement.

    Section 6. In consideration of the services and facilities provided by you hereunder, the Trust will pay to you, and you will accept as full payment therefor, a fee at the annual rate of .25% of the average daily net asset value of the Trust Shares of the Money Market Fund, Government Fund, Tax-Exempt Fund and U.S. Treasury Fund beneficially owned as of the end of each month by your Customers for whom you are the dealer of record or holder of record or with whom you have a servicing relationship, which fee will be computed at that time. Fees for the Money Market Fund, Government Fund, Tax-Exempt Fund and U.S. Treasury Fund, will be payable monthly. For purposes of determining the fees payable under this Section 6, the average daily net asset value of your Customer's Shares will be computed in the manner specified in the Trust's Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes Of purchases and redemptions. The fee rates stated above may be prospectively increased or decreased by the Trust, in its sole discretion, at

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any time upon notice to you.  Further, the Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares including the sale of such Shares to you for the account of any Customer or Customers. All fees payable by the Trust under this Agreement with respect to the Shares of a particular Fund shall be payable entirely out of the net investment income allocable to such Shares, and no shares of the Fund involved, other than the Shares, and no other Class of beneficial interest of the Trust (or a separate series of shares of any such Class) shall be responsible for such fees. In addition, by your written acceptance of this Agreement, you agree to and do waive such portion of the fee payable under this Section 6 as is necessary to assure that the amount of such fee which is required to be accrued on any day with respect to your Customers' Shares does not exceed the income to be accrued to your Customer's Shares on that day.

    Section 7. Any person authorized to direct the disposition of the monies paid or payable by the Trust pursuant to this Agreement will provide to the Board of Trustees of the Trust, and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish the Trust or its designees with such information as may be reasonably requested (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in connection with the preparation of reports to the Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

    Section 8. The Trust may enter into other similar Servicing Agreements with any other person or persons without your consent.

    Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any Shares; (ii) the compensation payable to you hereunder, together with any other compensation payable to you by Customers in connection with the investment of their assets in the Shares of the Funds, will be disclosed by you to your Customers, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you; (iii) you will not advertise or otherwise promote your Customer accounts primarily as a means of investing in Shares or establish or maintain Customer accounts for the primary purpose of investing in Shares; (iv) in the event an issue pertaining to this Agreement or our Shareholder Services Plan related hereto is submitted for shareholder approval, you will vote any Shares held for your own account in the same proportion as the vote of the Shares held

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for your Customer's accounts; and (v) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by such law.

    Section 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Trust or its designee. Unless sooner terminated, this Agreement will continue until May 19, 1995 and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by the Trust in the manner described in Section 13 hereof. This Agreement is terminable with respect to Trust Shares of any of the Funds, without penalty, at any time by the Trust (which the Funds, without penalty, at any time by the Trust (which termination may be by a vote of a majority of the Disinterested Trustees as defined in Section 13 hereof) or by you upon notice to the Trust.

    Section 11. All notices and other communications between the parties to this Agreement will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

    Section 12. This Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts and is nonassignable by the parties hereto.

    Section 13. This Agreement has been approved by vote of a majority of (i) the Board of Trustees of the Trust and (ii) those trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of the Trust and who have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by the Trust regarding the provisions of support services to the beneficial owners of Shares or in any agreement related thereto ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

    Section 14. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not

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binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the trust.

    If you agree to be legally bound by the provisions of this Agreement, pleas sign a copy of this letter where indicated below and promptly return it to the Trust, c/o Neil Forrest, The Shareholder Services Group, Inc. d/b/a 440 Financial, 440 Lincoln Street, Worcester, MA 01653-1959.


                                      Very truly yours,


                                      THE GALAXY FUND


                                      By:______________________
Date:___________________                  (Authorized Officer)

                                       Accepted and Agreed to:
                                    (Name of Service Organization)


Date:__________________               By:______________________
                                          (Authorized Officer)

















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